EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Parfitt

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

INTEGRAL SYSTEMS ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER OF 2004

Company Also Announces Quarterly Dividend of Three Cents Per Share

Lanham, Md., August 9, 2004 — Integral Systems, Inc. (NASDAQ: ISYS) today reported financial results for the third quarter of fiscal 2004. Revenues for the quarter were $22.6 million, up from $19.3 million in the third quarter of fiscal 2003—an increase of approximately 17.0%. Operating income increased 47.5%, rising to $2.1 million for the quarter, versus $1.4 in the third quarter of fiscal 2003.

Net income increased to $1.4 million in the third quarter of fiscal 2004 from $172,000 in the third quarter of fiscal 2003, an increase of 705%. The increase is principally attributable to increases in income from operations and the avoidance of impairment charges of approximately $1.4 million of other expense recorded during the third quarter of 2003 related to the Company’s write-down of its investment in the common stock of Loral Space and Communications Ltd (LRLSQ.OB). On a fully diluted per share basis, net income increased to $.14 during the third quarter of fiscal 2004 from $.02 during the third quarter of fiscal 2003.

“Although our third quarter profits were up from last year’s third quarter, we were not overly pleased with the final result in the current quarter,” commented Steven R. Chamberlain, Chairman and Chief Executive Officer. “Unfortunately we continue to encounter negative surprises from our Antenna Division, which posted an operating loss of almost $550,000 for the quarter. These losses are a result of fixed price contract overruns where reserves established in the second quarter this year proved to be inadequate. To rectify the situation, we have made yet another round of management changes and are evaluating our strategic options for this business area.”

“We were also disappointed with third quarter results from our SAT subsidiary, which posted an operating loss of almost $330,000. SAT’s loss mostly relates to delays in new contract awards and some one-time charges related to facility relocation and a legal matter that has since been resolved. We continue to believe that SAT has turned the corner operationally and will be profitable for the next five quarters at a minimum, even if not every quarter is profitable by itself,” remarked Chamberlain.

“Fortunately, our Air Force business in our core command and control segment and our RT Logic subsidiary continue to lead the way for the Company in terms of both revenue growth and profitability. We were also pleased that our Newpoint subsidiary was profitable for the third consecutive quarter and that our commercial command and control business seems to be on the upswing,” commented Chamberlain.

For the nine months ended June 30, 2004, revenues were $65.2 million compared to $58.9 million for the nine months ended June 30, 2003 – an increase of approximately $6.3 million, or 10.7%. For the current nine-month period, operating income was $6.7 million compared to $5.0 million for the same period last year, while net income increased to $4.3 million from $2.5 million, an increase of approximately $1.8 million. On a fully diluted per share basis, net income increased to $.43 during the nine months ended June 30, 2004 from $.26 during the same period of fiscal 2003.

“I am pleased that our year-to-date operating income and EPS considerably exceed last year’s numbers, even when ignoring the Loral write-off last year. Despite the negative surprises from our Antenna Division and SAT, we are looking at a very strong fourth quarter and accordingly we remain optimistic that we will achieve our fiscal guidance issued earlier this year for fiscal year 2004 in its entirety. This fiscal year should therefore be our best year ever, while fiscal year 2005 is already shaping up to be better than this year,” stated Chamberlain.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $.03 per share to all stockholders of record as of the close of business on September 1, 2004. The dividend is scheduled to be paid on or about September 28, 2004.

Mr. Chamberlain will host a conference call Wednesday, August 11, 2004 at 11:00 a.m. Eastern Time (ET). Chamberlain will discuss the earnings release and other Company prospects. To participate or listen to the call, dial 800-732-9382. A replay of the conference call can be heard August 11, 2004 from 12:30 p.m. ET through Friday, August 13, 2004 12:30 p.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21203913.

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 190 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial-Off-The-Shelf) software products for satellite command & control, the EPOCH 2000 product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents. The Company also offers products and services for satellite integration and test and payload data processing.

Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. Integral Systems has approximately 350 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004 (unaudited)	2003 (unaudited)	2004 (unaudited)	2003 (unaudited)
Revenue	$22,632,229	$19,341,829	$65,194,551	$58,868,206

Total Cost of Revenue	15,430,265	12,995,065	43,424,102	40,031,420

Gross Margin	7,201,964	6,346,764	21,770,449	18,836,786

Operating Expenses
SG&A	3,273,869	3,068,584	9,359,032	8,739,236
Research and Development	960,666	759,701	2,667,158	1,868,203
Product Amortization	761,381	747,231	2,284,143	2,241,693
Intangible Asset Amortization	68,750	322,265	713,279	966,795

Total Operating Expenses	5,064,666	4,897,781	15,023,612	13,815,927

Income from Operations	2,137,298	1,448,983	6,746,837	5,020,859

Impairment on Marketable Securities		(1,364,180)		(1,364,180)
Other Income (Expense)	29,592	145,555	72,332	215,977

Income Before Income Taxes	2,166,890	230,358	6,819,169	3,872,656

Provision for Income Taxes	782,472	58,464	2,480,705	1,366,200

Net Income	$1,384,418	$171,894	$4,338,464	$2,506,456

Weighted Average Number of Common Shares Outstanding During Period	9,950,330	9,717,815	9,879,034	9,709,750

Earnings Per Share (Basic)	$0.14	$0.02	$0.44	$0.26

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	10,099,956	9,781,366	10,053,256	9,764,355

Earnings Per Share (Diluted)	$0.14	$0.02	$0.43	$0.26

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